EXHIBIT 99.1

Heritage-Crystal Clean, Inc. Announces the Retirement of its Founder, President and CEO Joe Chalhoub

ELGIN, Ill., Dec. 06, 2016 (GLOBE NEWSWIRE) -- Heritage-Crystal Clean, Inc. (Nasdaq:HCCI), a leading provider of parts cleaning, used oil re-refining, and hazardous and non-hazardous waste services primarily focused on small and mid-sized customers, announces the retirement of its Founder, President and CEO Joe Chalhoub effective January 31, 2017. Mr. Chalhoub will be succeeded by Brian Recatto, who has served Heritage-Crystal Clean, Inc. as a director for the past four years and was named lead director earlier this year.

Joe Chalhoub stated, “It is with mixed emotions that I announce my retirement. It has been an exciting journey since Heritage Crystal Clean was formed in 1999. I would like to thank our shareholders, our employees and my family for their continued commitment and support during these years. I am very proud of the company we’ve created and the results that we’ve produced over the past 17 years.”

“I look forward to the continued growth of the Company under the leadership of Brian Recatto. Brian’s many years as an environmental service industry executive and his time on the board of Heritage-Crystal Clean, Inc. will serve him well in his new role. I will be working closely with Brian during the transition and will be available to assist him and the board for the next couple of years,” said Joseph Chalhoub.

“Heritage-Crystal Clean, Inc., has been building a world class customer-focused environmental solutions business since its inception,” Recatto said. “For the past four years I have been privileged to serve on the board and observe the company’s quality culture and operations. I am eagerly looking forward to leading the HCCI team and building upon the legacy of top-tier service and focused growth that Joe and his team have established. HCCI’s premier environmental services platform provides us the opportunity to strategically expand our business both organically and through acquisitions.”

With almost 30 years of experience in the environmental services industry, Mr. Recatto has served, since 2014, as President U.S. Operations for Gibson Energy Inc., one of the largest independent midstream energy companies in Canada and a major U.S. crude oil logistics operator. Mr. Recatto joined Gibsons through its acquisition of OMNI Energy Services, where he had served in various executive positions since 2007, including Vice President and Chief Operating Officer, and President and Chief Executive Officer. Mr. Recatto was President from 2004 to 2007 of Charles Holston, Inc., a waste management and environmental cleaning company, which OMNI acquired. He served in various operating and executive positions from 1997 to 2004 with Philip Services Corporation, an environmental and industrial services company, including roles as General Manager of Gulf Coast Waste Operations, Senior Vice President By-Products Services Group and President Industrial Services. Mr. Recatto joined Philip Services Corporation through its acquisition of Meklo, Inc., an industrial waste management company, where he had served as President for six years. Mr. Recatto holds a bachelor’s degree in Finance from Louisiana State University.

About Heritage-Crystal Clean, Inc.

Heritage-Crystal Clean, Inc. provides parts cleaning, used oil re-refining, and hazardous and non-hazardous waste services to small and mid-sized customers in both the manufacturing and vehicle service sectors. Our service programs include parts cleaning, containerized waste management, used oil collection and re-refining, vacuum truck services, waste antifreeze collection and recycling, and field services. These services help our customers manage their used chemicals and liquid and solid wastes, while also helping to minimize their regulatory burdens. Our customers include businesses involved in vehicle maintenance operations, such as car dealerships, automotive repair shops, and trucking firms, as well as small and mid-sized manufacturers, such as metal product fabricators and printers. Through our used oil re-refining program, we recycle used oil into high quality lubricating base oil, and we are a supplier to firms that produce and market finished lubricants. Heritage-Crystal Clean, Inc. is headquartered in Elgin, Illinois, and operates through 83 branches serving approximately 100,000 customer locations.

CONTACT

Mark DeVita, Chief Financial Officer, at (847) 836-5670